News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475

Aedhmar Hynes Appointed to Tupperware Brands Board of Directors

ORLANDO, FL., December 17, 2019 -- Tupperware Brands Corporation (NYSE: TUP) announced today that Aedhmar Hynes has been elected to its Board of Directors, effective December 16, 2019.

Ms. Hynes has been ranked among the 50 most powerful communications professionals in the world by PRWeek, which also named her a Global Professional of the Year in 2018 and inducted her into its Hall of Fame in November 2019. She is the former Chief Executive Officer of Text100, one of the world’s largest digital communications agencies across Europe, North America and Asia. She serves as a member of the Board of Directors of Rosetta Stone Inc. and The IP Group plc. She is the Chairman of the Board of Trustees of The Page Society, the industry body for chief communications officers of Fortune 500 companies; a member of the advisory board of the MIT Media Lab; a Board Director of the non-profit Technoserve; and a 2008 Henry Crown Fellow of The Aspen Institute and member of The Aspen Global Leadership Network.

“We are pleased to welcome Aedhmar to the Tupperware Brands board as we continue our efforts to enhance brand awareness in the digital age, drive increased profitability and deliver value for all of our stakeholders,” said Susan M. Cameron, Chairman of the Tupperware Brands Board of Directors. “Her deep experience developing and leveraging branding, purpose and cultural change to drive customer engagement and brand loyalty will be valuable to the Company as we continue to execute against our strategic priorities. We look forward to tapping into her expertise in digital transformation and technology disruption.”

Ms. Hynes said, “I am pleased to join the Tupperware Brands board at such an important time in the iconic brand’s history. I look forward to working closely with my fellow directors and the management team to shape the Tupperware of the future, having worked with some of the world’s largest and most influential brands over the course of my career.”

The election of Ms. Hynes brings the Tupperware Brands Board of Directors to 11 members, with board member Chris O’Leary currently serving as Interim CEO of the Company.

About Tupperware Brands

Tupperware Brands Corporation, through an independent sales force of 3.0 million, is a leading global marketer of innovative, premium products through social selling. Product brands span several categories including design-centric food preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.

###